EXHIBIT 21

                   SUBSIDIARIES OF EDISON CONTROL CORPORATION

                            STATE OR COUNTRY
   NAME                     OF INCORPORATION         TRADE NAMES

   Construction Forms, Inc. Wisconsin           CF, ConForms, Construction
                                                Forms, CF Pipejoint, ConForms
                                                Europe, CF Europe, UTI, UT,
                                                Ultra Tech, GC, Gilco, Gilson

   CF Gilco, Inc.           Wisconsin           GC, Gilco, Gilson

   CF Ultra Tech, Inc.      Wisconsin           UTI, UT, Ultra Tech

   JABCO, LLC               Wisconsin           JABCO

   ConForms Asia Sdn. Bhd.  Malaysia            CF Asia